EXHIBIT 99

         MICROGRAFX, INC., ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

         Company to release audited financial results on August 5, 1999

Richardson, Texas -- (July 14, 1999) -- Micrografx, Inc., (NASDAQ: MGXI) today announced that, based on a preliminary analysis of its results for the fourth quarter ended June 30, 1999, it expects fourth quarter revenues to be in the range of $10.0 million to $10.5 million.

The company expects a net loss for the fourth quarter in the range of $0.46 to $0.54 per share, excluding in-process research and development expenses of approximately $1.9 million, or $0.17 per share, incurred in connection with the company's acquisition of InterCAP Graphics Systems, Inc., which was announced on April 19, 1999.

As a result of the anticipated loss, and in accordance with generally accepted accounting principles, Micrografx has reevaluated its book tax assets and expects to incur a one-time non cash book tax expense of approximately $0.15 per share for the quarter, which is included the net loss noted above, rather than a tax benefit at its historical effective rate of 35 percent.

The company's operating net loss is expected to be in the range of $0.31 to $0.39 per share, excluding the in process research and development charge and the one-time non cash book tax expense.

The statements regarding estimated results are preliminary and are based on partial information and management assumptions. Actual results for the quarter will be announced on August 5, 1999.

Concerning the results, Micrografx president and CEO Doug Richard said, "Being unprofitable for the quarter is a disappointment. Nevertheless, it is important to realize that, beginning more than two years ago, we made the decision to become the pre-eminent provider of enterprise process management and technical graphics visualization solutions. Thus, I am pleased that for this quarter we see tangible business evidence of the acceptance of our new products, which validates the markets' demand for such solutions."

"As we will announce today," Richard said, "iGrafx(TM) Professional has been chosen by a leading global provider of computing and imaging solutions and services as the front-end process definition tool for their process management solution. We will also announce Micrografx's iGrafx Professional and iGrafx(TM) Process have been selected by the leading workflow provider to interface with their workflow solution."

"At the same time," Richard said, "Our results for the quarter are not acceptable and we

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have  already  taken  steps to reduce  our  costs to  ensure we remain  fiscally healthy. We can see our true operating costs have remained flat, even with the acquisition of InterCAP Graphics Systems, Inc. Despite a shortfall in revenue, our productivity and efficiency continue to result in an improved cost structure for the company. Going forward, we recognize reduced expenses after having aligned the Micrografx and InterCAP development teams and support services groups to fit the company's core strategy."

"We are on the right track, delivering products and solutions that will play a key role in enabling businesses to compete and excel by achieving mastery of their core business processes," Richard said.

ABOUT MICROGRAFX, INC. (www.micrografx.com)

Micrografx, Inc., (NASDAQ: MGXI) a recognized global software solutions provider, is a front-runner in the development of enterprise graphics software. The company provides corporations with intelligent graphic solutions that help people visually communicate and analyze key corporate information, processes and ideas to solve real-world business problems. Micrografx is specifically focused on providing complete solutions that permit companies to manage their businesses by managing their processes. In 1999, Micrografx delivered the iGrafx System(R), a one-of-a-kind, easy-to-use, highly scalable enterprise graphics platform to address the needs of users at every level.


Note to Investors: This release, other than historical information, includes forward-looking statements with respect to achieving corporate objectives, strategic direction, advancement of enterprise business, and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development, product introductions, licensing agreements, technological change, competition, international operations, changes in distribution channels, seasonality, growth in the enterprise solutions business of the Company, market demand and acceptance of products, the impact of changing economic conditions, fluctuation in foreign currency exchange rates, and others detailed in the Company's Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q and other Securities and Exchange Commission filings. These filings can be obtained by contacting Micrografx Investor Relations.
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